UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 5, 2017 (December 30, 2016)

Date of Report (Date of earliest event reported)

Protective Life Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-11339	95-2492236
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2801 Highway 280 South

Birmingham, Alabama 35223

(Address of principal executive offices and zip code)

(205) 268-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CF 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Deborah J. Long, our Executive Vice President, Chief Legal Officer and Corporate Secretary, has announced that she will retire from Protective Life Corporation (the “Company”) on July 31, 2018 (the “Retirement Date”).  Under an agreement entered into with the Company on December 30, 2016 (the “2016 Agreement”), Ms. Long will remain in her current position through December 31, 2017, reporting to our Chief Executive Officer.  In 2018 until her Retirement Date, she will work on a part-time basis, providing support with respect to government affairs and facilitating the transition of her duties to her successors.

During 2017 Ms. Long will continue to be compensated in accordance with the Company’s practices for its executive officers.  She will receive at least her current base salary, and will receive an annual incentive opportunity equal to her target award percentage for 2017.  Ms. Long will also receive a 2017 long-term incentive award opportunity of $580,000, allocated between restricted share units and performance share units on the same basis as applies to the Company’s executive officers.  For her services in 2018, Ms. Long will receive her base salary at the rate in effect at the end of 2017.  In connection with her retirement, treatment of her outstanding long-term incentive awards will be determined by the Compensation Committee in accordance with the terms of the applicable plans, taking into account the Company’s past practices with respect to similarly situated officers.  Based on her continuing employment, she will also receive the remaining two installments (payable in February 2017 and February 2018, respectively) of the retention award payable pursuant to the employment agreement she entered into with the Company in connection with the merger of the Company in February 2015 with a subsidiary of The Dai Ichi Life Insurance Company, Limited (the “Merger Employment Agreement”).  The Merger Employment Agreement generally addresses the terms and conditions of Ms. Long’s employment until February 1, 2017, the second anniversary of the merger.

If Ms. Long’s employment is terminated by the Company on or prior to the second anniversary of the merger, she will receive the termination benefits payable under the Merger Employment Agreement. If the Company terminates Ms. Long’s employment without cause after such second anniversary and prior to her Retirement Date, the 2016 Agreement provides that she will be entitled to the same compensation and benefits that she would have received had she remained employed through her Retirement Date.  In the event Ms. Long’s employment terminates after such second anniversary and prior to the Retirement Date due to her death or disability, she will be entitled to receive at least the benefits generally afforded under the Company’s applicable plans and policies and the Merger Employment Agreement.  The Company has also agreed that the aggregate present value of the pension benefits Ms. Long will receive under the Company’s qualified and non-qualified pension plans at her retirement at the Retirement Date will not be less than the present value of the benefits she would have received had she retired in 2016.  By entering the 2016 Agreement, Ms. Long waived her right to terminate her employment for good reason under the terms of the Merger Employment Agreement due to certain changes in her duties effected in 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTECTIVE LIFE CORPORATION

	By:	/s/ Steven G. Walker
	Name:	Steven G. Walker
	Title:	Executive Vice President, Controller and Chief Financial Officer

Date: January 5, 2017